Bonhams

Masterworks Gallery, LLC as agent for Masterworks
Cayman SPC, acting on behalf of its Gallery
Segregated Portfolio
225 Liberty Street, 29th Floor
NEW YORK CITY NY 10281

Client no: [***]
(Please quote in all correspondence)
Invoice no: 1214982
Invoice date: 16 Nov 2022
Bidder no: [***]

Telephone: +1 925-330-9188
Email: lzakarian-cogswell@masterworks.com

Thursday 17 November 2022

INVOICE

Auction details: CON22111NY - 27624, Post-War & Contemporary Art, New York, 16 Nov 2022 at 17:00

Lot	Description	Amount US$	Sales Tax rate	Sales Tax US$	Total US$	Lot total US$
9	**SAM GILLIAM (1933-1922) Blue Unions 1972**					
	Hammer price	580,000.00	0.0%	0.00	580,000.00	
	Premium	151,175.00	0.0%	0.00	151,175.00	
	Please note that the correct dates for this artist are 1933-2022.					
						731,175.00

Total hammer price	580,000.00
Total premium	151,175.00
Sales Tax total	0.00
Invoice total	**US$731,175.00**
Due date	**January 25th 2023**

Ship to:
Masterworks Gallery, LLC as agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio
FAO: UOVO Delaware
101 Lake Drive
NEWARK DE 19702

INVOICE 1214982

PAYMENT

Bank Transfers **(Please quote your Invoice Number on all transfers)** to: City National Bank, 150 California Street, San Francisco, CA, Account name: BONHAMS BUTTERFIELDS TRUST NEW, Account number: [***], Domestic Clients Only, use Federal Routing #[***]; International Clients Only, use Swift Code: [***]

If you have received your invoice by email it is recommended you verify the bank details shown by viewing our online catalogue for the sale which includes the information.